GALLOP, JOHNSON & NEUMAN, L.C.
                                 101 S. Hanley
                           St. Louis, Missouri 63105



                                January 20, 1998


Magna Group, Inc.
One Magna Place
1401 South Brentwood Boulevard
St. Louis, Missouri 63144

Gentlemen:

         You have requested our opinion regarding the discussion of the material U.S. federal income tax consequences under the captions "SUMMARY--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger of Charter Financial, Inc. ("Charter") with and into Charter Acquisition Sub, Inc., a wholly owned subsidiary of Magna Group, Inc. ("Magna") so that Charter will become and continue as a wholly-owned subsidiary of Magna. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

         We have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for the opinion expressed herein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to such opinion.

         Based upon the foregoing, and subject to the qualifications and the accuracy of the assumptions made therein, it is our opinion that the statements made under the captions "SUMMARY--Certain Federal Income Tax Consequences" and
"THE MERGER--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

         In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,



                                           /s/ GALLOP, JOHNSON & NEUMAN, L.C.